Exhibit 99.1

OpenText Strengthens Executive Leadership Team
Announces New Leadership for Worldwide Field Operations, Engineering, and Human Resources
Waterloo, ON - 2012-06-11 - Open Text Corporation (NASDAQ:OTEX) (TSX:OTC), today announced three key appointments to its executive leadership team designed to strengthen and propel the Company through its next stage of growth.
Joining OpenText as Executive Vice President, Worldwide Field Operations, is Greg Corgan. Mr. Corgan was most recently Corporate Senior Vice President and President, Global Field Operations for Infor, Inc., a leading provider of enterprise software for a broad range of business functions including inventory and asset management, resource planning, and human capital management. Prior to Infor, he was Senior Vice President, Worldwide Sales for Fair Isaac Corporation, a leading developer of credit scoring systems. Mr. Corgan spent three years at CA Technologies at positions including Executive Vice President, Worldwide Sales.
Muhi S. Majzoub joins OpenText as Senior Vice President, Engineering. Mr. Majzoub is a seasoned enterprise software technology executive having recently served as Head of Products for NorthgateArinso. Prior to that he was Senior Vice President of Product Development for CA, Technologies. Mr. Majzoub also worked for several years as Vice President for Product Development at Oracle Corporation. Mr. Majzoub replaces outgoing Chief Technology Officer, Eugene Roman.
OpenText also announced Manuel Sousa as Senior Vice President, Human Resources. Mr. Sousa was recently Head of Human Resources for International Banking and Global Insurance for RBC Royal Bank. Prior to that he served as Executive Vice President, Human Resources for Take-Two Interactive, Chief People Officer and Senior Vice President at T-Mobile USA, and Chief Human Resources Officer and Executive Vice President at Saks Fifth Avenue.
"The addition of these three executives complement and strengthen our leadership team, said OpenText Chief Executive Officer Mark J. Barrenechea. OpenText is attracting top industry talent as we position ourselves to take advantage of growing market opportunities in Enterprise Information Management. Greg, Muhi and Manny are proven executives, and I look forward to working with them for years to come. As OpenText continues to grow, we need executives experienced in operating a multi-billion dollar business.
About OpenText
OpenText is the world's largest independent provider of Enterprise Content Management (ECM) software. The Company's solutions manage information for all types of business, compliance and industry requirements in the world's largest companies, government agencies and professional service firms. OpenText supports approximately 46,000 customers and millions of users in 114 countries and 12 languages. For more information about OpenText, visit www.opentext.com.
Copyright © 2012 by Open Text Corporation. OPENTEXT , OPENTEXT EVERYWHERE and the OPENTEXT ECM SUITE are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.
For more information, please contact
Greg Secord
Vice President, Investor Relations
Open Text Corporation
gsecord@opentext.com